UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  June 29, 2016

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 29, 2016, NET Mexico Pipeline Partners, LLC (pipeline borrower), an indirect subsidiary of NextEra Energy Partners, LP (NEP), entered into an amended and restated limited-recourse variable rate term loan agreement pursuant to which approximately $532 million of previously outstanding loans were refinanced and an additional $72 million was borrowed under previously unused loan commitments, bringing the total amount of the term loan to approximately $604 million and extending the period before principal payments are required. In addition, an existing $60 million letter of credit facility was reduced to $36 million (together with the term loan, the project debt). Interest on the term loan is payable quarterly and is based on the London InterBank Offered Rate plus a specified margin. Quarterly principal payments on the term loan, ranging from approximately $5 million to $10 million, begin in March 2021 and a final payment of approximately $564 million is due in June 2022. In connection with the term loan, the pipeline borrower entered into interest rate swaps to hedge against interest rate movements with respect to substantially all interest payments on the term loan. The approximately $72 million in additional borrowings were used to pay transaction costs and the remaining funds were distributed to the pipeline borrower’s owners, based on their respective ownership interests. The NEP subsidiary that owns 90% of the pipeline borrower will use its portion of the distributed funds for general business purposes. The letter of credit facility will primarily be used to support a debt service reserve associated with the financing. The project debt is secured by the assets of, and the equity interests in, the pipeline borrower. The financing documents relating to the project debt contain customary default and related acceleration provisions for, among other things, the failure to make required payments or to observe other covenants in the financing documents, actions by the pipeline borrower or other parties under specified agreements relating to the assets of the pipeline borrower, the termination of such specified agreements and certain bankruptcy-related events. The pipeline borrower's ability to pay cash distributions to its equity holders is subject to certain restrictions, including the requirement for the pipeline borrower to satisfy a minimum debt service coverage ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 30, 2016

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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